EXHIBIT 99.1

T BANCSHARES, INC.

FOR IMMEDIATE RELEASE

T BANCSHARES, INC. and T BANK, N.A. ANNOUNCE EXECUTIVE APPOINTMENTS

Dallas, Texas - September 12, 2008 - T Bancshares, Inc. (OTC.BB: TBNC), and T Bank, N.A., (“T Bank”), the wholly owned subsidiary of T Bancshares, Inc. are pleased to announce the appointment of Mr. Terry Purchal to Senior Vice President and Chief Financial Officer.

T Bank is also pleased to announce the appointment of Ms. Catherine Eden to Senior Vice President and Chief Risk Officer.

Mr. Purchal grew up in Nebraska, but has called Texas home since 1990.  He received his B.S. in Accounting and Finance from the University of Nebraska-Lincoln and his M.B.A. from the McCombs School of Business at the University of Texas at Austin.  He started his career in audit as a Certified Public Accountant with Coopers & Lybrand (now PricewaterhouseCoopers).  Mr. Purchal joined EMC Mortgage, a subsidiary of Bear Stearns & Co., Inc., in 1996.  At EMC, he started in accounting as a financial analyst and rose to the position of controller.  In 2001, Mr. Purchal moved to the trading side of the business where he was part of a team that managed a $3 billion portfolio of loans.

Ms. Eden has over 20 years of internal audit experience in the financial services industry as well as experience in regulatory compliance and Sarbanes-Oxley compliance.  She is a graduate of Boise State University with a degree in Accounting, is a Certified Internal Auditor and holds a Masters of Audit Management from the Bank Administration Institute.  Ms. Eden’s experience includes Internal Audit Director for Key Bank - Rocky Mountain Region, Director of Internal Audit for United Western Bank, Denver, CO, and most recently, SVP Compliance Officer and Director of Sarbanes-Oxley for United Western Bank.

ABOUT T BANCSHARES, INC.

T Bancshares, Inc. is the bank holding company for T Bank, N.A. T Bank is a full service commercial bank headquartered in Dallas, Texas that provides highly personalized financial services to business and individual clients. T Bank has locations on the Dallas North Tollway in North Dallas, West Plano and Southlake. Our local market includes North Dallas, Addison, Plano, Frisco, Richardson, Carrollton and northeast Tarrant County. We provide our clients with the latest in banking technology along with traditional personal attention.

This release contains forward-looking statements, which are subject to risks and uncertainties. A number of factors, many of which are beyond T Bank’s control, could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These risks and uncertainties include the risk of adverse impacts from general economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. These and other factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Form 10-KSB and other filings made by TBancshares, Inc. with the Securities and Exchange Commission.

CONTACT:
TBANCSHARES, Inc.
Patrick Adams 972-720-9001 padams@tbank.com